UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                January 31, 2000
                        (Date of earliest event reported)

                                   SCIOS INC.
             (Exact name of registrant as specified in its charter)

   Delaware                      0-11749                    95-3701481
(State of other         (Commission file number)        (I.R.S. Employer
 jurisdiction of                                         Identification No.)
 incorporation)

                              820 West Maude Avenue
                           Sunnyvale, California 94086
              (Address of principal executive offices and zip code)

                                 (408) 616-8200
                         (Registrant's telephone number)

ITEM 5.  OTHER EVENTS

         On January 31, 2000, Scios Inc. (the "Company") entered into a Settlement Agreement (the "Settlement Agreement") with Randal J. Kirk and certain entities controlled by him (the "Stockholders") that had nominated (the "Nomination") an alternate slate of Mr. Kirk and six other nominees (the "Stockholder Nominees") for election to the Company's Board of Directors (the "Company Board") at the 2000 annual meeting of stockholders of the Company (the "2000 Annual Meeting").

         The Settlement Agreement terminates the proxy contest between the parties. Under the Settlement Agreement, Mr. Kirk has been added to the Company Board's slate of nominees for election to a one-year term at the 2000 Annual Meeting, increasing the total number of Company Board nominees to eight (including the seven existing nominees of the Company Board, who are all current members of the Company Board). The Company Board has agreed to recommend the election of all eight nominees. The Stockholders have withdrawn the Nomination and have agreed to discontinue all efforts (direct and indirect) to solicit votes for the Stockholder Nominees or otherwise to pursue the Nomination.

         The Settlement Agreement provides that the Stockholders will vote their Company shares in favor of the Company Board's nominees and against the removal of any director, and not pursue any unsolicited acquisition attempts or engage in any proxy contest, for a specified period (the "Term"). The length of the Term will depend on whether Mr. Kirk is elected at the 2000 Annual Meeting and, if he is, on whether the Company Board chooses to re-nominate Mr. Kirk for the 2001 annual meeting of stockholders of the Company (the "2001 Annual Meeting"). If Mr. Kirk is not elected at the 2000 Annual Meeting, the Term will expire at the conclusion of that meeting. If he is elected at that meeting, the Term will expire at the earliest to occur of:

          o Mr. Kirk's resignation from the Company Board within 15 days of the Company Board deciding, at a meeting required to be held no later than 90 days before the 2001 Annual Meeting, that he will not be re-nominated at that meeting, in which event the provisions of the Company's Bylaws requiring advance notice to be given, by a specified date, of a stockholder's intention to nominate directors, or propose other business, at an annual meeting of stockholders (the "Advance Notice Bylaws") will be waived to the extent necessary to permit any or all of the Stockholders (but no other person) to nominate one or more of their own candidates for election to the Company Board at the 2001 Annual Meeting;

          o the conclusion of the 2001 Annual Meeting if Mr. Kirk is re-nominated for election at that meeting but is not elected; or

          o the later of (i) the 30th day prior to the deadline established by the Advance Notice Bylaws for nominations of candidates for election to the Company Board at the 2002 annual meeting of stockholders of the Company (the "2002 Annual Meeting") or (ii) the date of Mr. Kirk's resignation from the Company Board, but in no event beyond the conclusion of the 2002 Annual Meeting.

         In addition, during the Term (or until Mr. Kirk resigns from the Company Board before the end of the Term, if he is elected), the Stockholders:

          o must vote all of their Company shares on all matters other than the election or removal of directors either (as they choose in their sole discretion) in accordance with the recommendation of a majority of the Company Board or in the same proportion as shares held by the other Company stockholders are voted;

          o may not increase their aggregate ownership of Company shares above 7.2% and must effect all purchases in compliance with all then-applicable Company policies regarding compliance with the federal securities laws and transactions in Company voting securities by members of the Company Board and their affiliates (the "Company Policies"); and

          o must give the Company prior notice if they intend to dispose of any of their Company shares (except that open-market sales of less than 1%, in the aggregate, in any 90-day period are not subject to this notice requirement) and must effect all sales in compliance with the Company Policies.

         The Settlement Agreement contains certain other provisions, including restrictions on public announcements, mutual releases of claims in connection with the proxy contest and related covenants not to sue, certain representations and warranties, and the Company's agreement to reimburse 50% of certain of the Stockholders' actual documented out-of-pocket costs in connection with the proxy contest. In addition, the Company has agreed that, without Mr. Kirk's prior consent (not to be unreasonably withheld), it will not change the date of the 2000 Annual Meeting, hold the 2001 Annual Meeting later than June 1, 2001, or amend the Advance Notice Bylaws during the Term.

         The Settlement Agreement permits Mr. Kirk to exercise his rights, and fulfill his obligations, as a member of the Company Board while he is serving on it, and to make confidential proposals to the Company Board, without violating any of the provisions summarized above.

         THE FOREGOING SUMMARY OF CERTAIN PROVISIONS OF THE SETTLEMENT AGREEMENT IS QUALIFIED BY THE FULL TEXT THEREOF, WHICH IS FILED HEREWITH AS EXHIBIT 99.1 (SEE ITEM 7(C)).

         ITEM 7(C)  EXHIBITS

         Exhibit 99.1 The Settlement Agreement (excluding Exhibit 4.1 thereto, which is the form of joint press release; see Exhibit 99.2)

         Exhibit 99.2           Joint press release issued on January 31, 2000



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                SCIOS INC.
                                                (Registrant)

                                                /s/ John H. Newman
Date:  February 1, 2000                         _____________________________
                                                John H. Newman
                                                Senior Vice President,
                                                General Counsel and Secretary